Exhibit 99.1

FOR IMMEDIATE RELEASE

January 10, 2022

Jefferies Financial Group Announces

Changes to its Board of Directors

NEW YORK—(BUSINESS WIRE)--Jefferies Financial Group Inc. (NYSE: JEF) (“Jefferies”) today announced the appointment of Thomas W. Jones to its Board of Directors effective March 28, 2022.

Mr. Jones is the Founder and Senior Partner of venture capital investment firm TWJ Capital LLC since 2005. Mr. Jones previously was Chief Executive Officer of Global Investment Management at Citigroup from 1997 to 2005. Prior to Citigroup, Mr. Jones was Vice Chairman, President and Chief Operating Officer at TIAA-CREF from 1993 to 1997, and Executive Vice President and Chief Financial Officer at TIAA-CREF from 1989 to 1993. From 1982 to 1989, Mr. Jones was Senior Vice President and Treasurer, and held other senior positions, at John Hancock Life Insurance Company. Mr. Jones began his career in management consulting at Arthur Young & Company (predecessor firm to Ernst & Young) in 1973.

Mr. Jones is a member of the corporate board of directors of Assured Guaranty Ltd. He has served previously on the corporate boards of Altria Group, Freddie Mac, Travelers Group, TIAA-CREF, Fox Entertainment Group, Pepsi Bottling Group, Thomas & Betts Corp, Eastern Enterprises, and Federal Reserve Bank of New York (former vice chairman). He has also served on the nonprofit boards of trustees of Cornell University, Cornell University Medical College, Massachusetts General Hospital, Children’s Hospital Medical Center (Boston), PBS Channel Thirteen (New York), Brookings Institution, and Boston Ballet Company. Mr. Jones received his Bachelor of Arts and Masters of Science degrees from Cornell University, and a Masters of Business Administration degree from Boston University. He has also been awarded honorary doctoral degrees by Howard University, Pepperdine University, and College of New Rochelle. Mr. Jones is trustee emeritus of Cornell University, recipient of the Frank H.T. Rhodes Exemplary Alumni Service Award from Cornell University, and has been elected Presidential Councillor by Cornell University, the university’s highest distinction. Mr. Jones is author of From Willard Straight to Wall Street: A Memoir (Cornell University Press, 2019), winner of the 2020 Axiom Business Book Award Bronze Prize in the memoir/biography category. Mr. Jones is a Certified Public Accountant (CPA), and has been designated Board Governance Fellow by the National Association of Corporate Directors (NACD).

Jefferies’ CEO, Rich Handler, and President, Brian Friedman, stated: “We are very pleased to welcome Tom as our newest independent Director. Tom’s proven track record as a business leader and forward thinker closely aligns with Jefferies’ strategies. And his significant and successful experience in the financial services industry further complements and enhances our existing Directors’ broad skill sets. We are thrilled to have a leader with such a strong moral character and a proven lifetime commitment to positive change join our Jefferies Board of Directors.”

Mr. Jones stated: “I am excited to join the Jefferies Board. I have studied Jefferies and am impressed not only with its growth story over the past twenty years but also with the way it has performed recently as the Board’s and management’s shared strategy have resulted in back-to-back record years. I was honored to be asked to join the Board and eagerly accepted the opportunity. I’m very much looking forward to working with my fellow Board members and Rich and Brian.”

Jefferies also announced that, after almost nine years as a member of the Jefferies Board of Directors, including the last two as its Lead Director and the Chairperson of Jefferies’ Nominating and Corporate Governance Committee, as well as being a member of the Audit and ESG/DEI Committees, Frank Borges has announced that he will not be standing for re-election to the Board. In mid-2021, Ares Management Corporation (“Ares”) acquired Landmark Partners, of which Mr. Borges was the Managing Partner, and Mr. Borges has decided that, given his responsibilities as Co-Head of Secondaries at Ares, it is prudent to step down as a Director, effective March 28, 2022.

Messrs. Handler and Friedman stated: “Words cannot properly convey how grateful we are for all that Frank has done for Jefferies in his time as a Director or how sad we are that he will be moving off the Board. We will miss Frank’s leadership, wisdom, wit, and partnership. We wish Frank the best for the future and look forward to our continued relationship with him in his new role.”

Mr. Borges stated: “I have gained much during my time on the Jefferies Board. Working with my esteemed fellow directors and with Rich, Brian and the rest of the Jefferies team has been both an honor and a pleasure. While I am sorry that my other obligations are leading me in a different direction, I could not be more pleased with where Jefferies is as I depart in terms of its performance and in terms of the impressive strides Jefferies has made on governance and on diversity and inclusion. I am very optimistic about Jefferies’ future and look forward to great things for the company.”

In addition, Jefferies announced that, effective March 28, 2022, Linda Adamany will become the Lead Independent Director of the Board. Ms. Adamany has served on the Board since 2014 and is currently the Chairperson of the Board’s Risk and Liquidity Oversight Committee and a member of the Audit, Nominating and Corporate Governance, and ESG/DEI Committees.

Messrs. Handler and Friedman stated: “As it has consistently done in all its decisions, the Board has made exactly the right choice in naming Linda to succeed Frank as the Board’s Lead Director. Linda knows and cares about Jefferies and has the perfect combination of experience, insight and leadership skills to take on her new responsibility. We very much look forward to working with her as Lead Director.”

Ms. Adamany stated: “I am honored and humbled to be asked to succeed Frank, who has done a spectacular job as Jefferies’ Lead Director. I am eager to take on that role and to work with Rich and Brian and my fellow Board members as we move into 2022.”

About Jefferies

Jefferies Financial Group Inc. is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC, our wholly owned subsidiary, is the largest independent, global, full-service investment banking firm headquartered in the U.S. Focused on serving clients for nearly 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research and wealth management services across all products in the Americas, Europe and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

For further information, please contact:

Laura Ulbrandt DiPierro

Jefferies Financial Group Inc.

Tel. (212) 460-1977

Jonathan Freedman

Jefferies Group LLC

Tel. (212) 284-2556